UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Monogram Residential Trust, Inc.
(Name of Registrant as Specified In Its Charter)

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September 12, 2017 MONOGRAM RESIDENTIAL **FOR INTERNAL USE ONLY** TRANSITION PROCESS: 1. When will I receive a formal offer of employment from Greystar? All offers to transitioning team members are expected to be distributed beginning August 21. Each team member will receive a personalized offer letter if he/she is able to answer YES to the following questions: a) b) Has the team member attainted the age of 18 by the time she/he would go to work for Greystar? If hired, can the team member submit proof of his or her legal right to work for any employer in the United States? Does the team member have reliable transportation in order to get to work on time? c) For each team member, the offer letter will include the team member’s new Greystar job title, rate of pay and work location. The team member’s new hire package will include a copy of all Greystar required documents. Will I have to go through background screening with Greystar? Yes. All team members who are offered and accept employment with Greystar will be required to satisfactorily complete the pre-employment screening process, which includes a criminal background check, drug test and I-9 verification. Our goal is to begin the background screening as part of the application process. Will I receive a new hire package in the mail? No. All onboarding Greystar team members will receive an email sent to their personal email address, with a link to their new hire package. By following the link, team members will review and electronically sign all required onboarding documents. Will my regional supervisor change? Upon transition, each property will be designated a Regional Property Manager, who will be responsible for overseeing the operations of each property. We are currently meeting with the Monogram Residential regional management team and are not sure at this time who will be the designated Regional Property Manager for each property. What is my title? Will my title stay the same or will it change? To facilitate a smooth transition and to encourage and promote a “one company” feel as soon as possible, all team members will adopt Greystar’s job titles. Your new title will be included on your offer letter. Will my work schedule change? The currently established office hours at all Monogram Residential communities will be evaluated by the designated Regional Property Manager. The work schedules for each on-site team member will be determined by the Community Manager in conjunction with the Regional Property Manager. However, for the most part, we do not anticipate any significant changes in work schedules. How will hourly team members’ time sheets be processed? Greystar uses ADP’s Time and Attendance system (eTIME) for recording daily hours worked for hourly, non-exempt team members, and for recording exception time (sick, vacation, etc.) for salaried, exempt team members. All Monogram Residential team members will be set up to use ADP to manage time and attendance within 48-72 hours after their start date. From start date until the eTIME system is available, hourly, non-exempt team members will capture their hours worked via manual time sheets. Once the system is available, 2. 3. 4. 5. 6. 7. 1 9/12/2017 hourly team members will be required to clock in and out via the property or company computer. Clocking in/out using cell phones, tablets, and other mobile devices is not allowed. Managers will then enter missed punches in the eTIME system. A representative from Talent Management will provide training and instructions for all transitioning team members and managers on how to use the eTime system. 8. How does recruiting work? Who handles offer letters and new hire information? Greystar has a dedicated team of professional recruiters who will assist all supervisors with sourcing qualified candidates for all vacant positions. In addition, this team will also help facilitate the offer, background screening, new hire package and I-9 documentation processes. 9. What about other HR Policies? Immediately upon employment, all transitioning team members will be required to adhere to Greystar’s Policies & Procedures. A copy of Greystar’s Team Member Handbook and state addendums, if applicable, will be included in the team member’s new hire package. 10. Does Greystar have job posting board which lists available positions? Yes. The job board is available on the Talent Management page of the Greystar Team Member Portal and is identified as Greystar Jobs. BENEFITS – ALL TEAM MEMBERS: 1. Will my benefits change? If yes, where is all the information on the new benefits, when will they change and what will they change to? When will I be eligible to enroll in Greystar’s benefits? Team members who are scheduled to work 30 hours or more per week and are offered employment with Greystar will be eligible to enroll in and have coverage with Greystar’s Benefit Plans on the first day of the month following transaction close. Team Members will enroll via Greystar’s online benefit enrollment system located on the ADP Employee Self Service portal. Representatives from Greystar’s Talent Management Team will conduct Benefit Information Meetings via WebEx starting the week of September 25 for transitioning team members. The 2017 Team Member Benefits Overview is in the new team member’s onboarding documents. 2. Greystar has three sets of medical premiums; how do I determine the one for me? Greystar provides a medical premium discount based on the team member’s tenure. Medical premiums will be based on the Team member’s original hire date with Behringer Harvard or Monogram Residential whichever is earlier. Will my annual deductible / out-of-pocket expenses be carried over to Greystar’s medical and dental plans? 3. No. Out-of-pocket expenses and deductibles paid under Monograms Residential’s medical and dental insurance plans through will not carry over to Greystar’s medical and dental plans. You will be responsible for all out-of-pocket expenses and deductibles incurred under the Greystar plan. However, you will be reimbursed up to the amount of out-of-pocket medical expenses and deductibles you paid on the Monogram plan up to the transition date up to the limit established by the Monogram plan. 4. I participate in the Monogram 401k plan, what will happen to my account? Monogram 401k accounts will automatically rollover to the Greystar plan shortly after the transaction close. Investment options will be mapped to the Greystar investment option that most resembles the current investment. Once you become a participant, you will have an opportunity to transfer your funds to the investment option of your choice. You will receive additional information soon regarding 401k next steps. 2

5. When will I be eligible to participate in Greystar’s 401k Plan? All full-time and part-time team members who are at least 21 years old will be eligible to participate in Greystar’s 401k Plan following the transition or the first day of the month following employment with Greystar. How do I enroll in the 401k Plan? All full-time and part-time team members are automatically enrolled in Greystar’s 401k plan when they meet the eligibility requirements. Team members are initially enrolled at 1% of pay. Contributions automatically increase annually up to a maximum of 6%. Team members currently participating in the Monogram will be set up initially to contribute at the same rate in the Greystar plan. Team members may change contribution rates at any time. For more details on the 401k Plan, see the 2017 Team Member Benefits Overview booklet. For questions related to Greystar’s 401k plan, contact Ascensus customer service at 1.888.800.5359. 6. 7. Does Greystar provide a company match for contributions to the 401k Plan? Yes. Greystar contributes $.50 for every $1.00 you contribute up to 5% of your eligible before-tax, after-tax or catch-up contributions each pay period. 8. I currently have a 401k loan, will I be required to pay it in full before the transition to Greystar? No. 401k loans will transition to Greystar and team members will continue their re-payment through payroll deductions. Monogram Residential has a PTO policy, what will happen to my remaining balance after the transition? PTO balances earned with Monogram Residential will carry over to Greystar. Before the transition, contact Monogram Residential’s Human Resources Department with questions pertaining to accrued and unused PTO earned while employed by Monogram Residential. 9. 10. How will Greystar calculate my time off? At Greystar, vacation and sick time will accrue separately each pay period based on the team member’s “credited service.” Greystar will honor the team member’s “original hire date” with Behringer Harvard or Monogram Residential (whichever is earlier) for purposes of calculating vacation and sick accruals. Sick time may be used for a team member’s own illness or to care for an ill member of the team member’s immediate family. For more details, see the Greystar Team Member Handbook. 11. Does Greystar have a carryover policy for vacation and sick time? Yes, Greystar has a carryover policy for both vacation and sick time. Vacation time accrued, but unused under the Greystar vacation policy may be carried over until March 31 of the following year. Any carried over vacation on the books after March 31 will be forfeited as permitted by state law. Unused, accrued sick time may be carried over each year up to a maximum accumulation of 520 hours. California and Colorado team members see the Greystar Team Member Handbook for specific vacation accrual information. 12. Will part-time Monogram Residential team members be eligible for benefits? Team member who work less than 30 hours per week are considered part-time and are not eligible to participate in Greystar’s Group Health & Welfare Plans, and are not eligible for paid vacation and holidays. However, part-time team members can participate in Greystar’s 401k Plan and accrue paid sick time based on hours worked. 13. Will team members who are offered transition roles be eligible for benefits? Yes, team members who join Greystar in a transition role will be eligible to enroll in benefits if they work 30 hours or more per week. 14. How many paid company holidays will I be eligible to take each year? 3

Greystar provides full-time team members with 11 paid holidays each calendar year. This includes a birthday holiday for full-time team members who have completed one year of service, including service with Monogram. Please see the 2017 Holiday Schedule for more information. COMPENSATION – ALL TEAM MEMBERS: 1. Will my pay be adjusted? All onsite team members’ hourly rate or salary will remain at its current level upon hire. Current bonus and commission structures will remain in place through year-end 2017. Future salary and bonus decisions will be made based upon Greystar’s recommendations and approval, but for a period of not less than 12 months after the closing date of the transaction, base pay, bonus and commission targets, severance and other benefits will not be substantially less favorable in the aggregate than as provided to similarly situated Greystar employees. Hourly rates or salaries for corporate team members will remain at their current level through year-end 2017. Pay for 2018 and beyond will be determined based upon Greystar’s pay and bonus structure and will be communicated to you by your manager. 2. What is Greystar’s payroll processing schedule? All Greystar team members are paid on a bi-weekly basis every other Friday. Hourly (non-exempt) team members are paid one week in arrears and are eligible for overtime. All salaried (exempt) team members are paid current through the pay date. Greystar’s defined work week is Saturday through Friday. 3. Greystar and Monogram are paid on a bi-weekly basis, is the pay day the same Friday? No, Greystar’s pay day is the Friday between Monogram’s pay days. For instance, if Monogram’s pay day falls on the first day of the month, Greystar’s pay day will fall on the eighth day. Depending on the actual transaction close date, to move team members to the Greystar schedule, the bi-weekly paycheck may be split between Monogram and Greystar. 4. What will my last paycheck from Monogram Residential include? All transitioning team members will be paid by Monogram Residential through the date of the closing of the transaction. Team members will receive their last paycheck from Monogram Residential as regularly scheduled unless otherwise notified by Monogram Residential. What will my first paycheck from Greystar Management Services include? Your start date with Greystar will be the first day following the closing of the transaction. All team members will receive their first paycheck from Greystar on the first date that paychecks are issued by Greystar following the closing of the transaction. The pay period covered in that paycheck will depend on your status as a non-exempt (hourly) team member or as an exempt, salaried team member. For example, if the closing of the transaction occurs on September 19, 2017, in the first paycheck, non-exempt (hourly) team members wouldbe paid for all hours worked from September 19, 2017, through September 22, 2017, while exempt, salaried team members would receive pay from September 19, 2017, through September 29, 2017. Will I have to start my FICA withholding over again for the year as a Greystar team member? Yes. After the Effective Time of the Merger, your employer will be Greystar Management Services, LP. By law, each employer is required to withhold up to the maximum amount of Social Security tax and FICA for the year for each of its team members. In 2017, the FICA rate is 6.2% of $127,200 of taxable wages for Social Security and 1.45% of all wages for Medicare. I currently receive a housing discount; will Greystar offer the same discount? 5. 6. 7. 4

Housing discounts for all team members will be reviewed on a case by case basis.Greystar’s standard discount is 20% in most markets, if approved by the client, and typically is not a requirement of the job. Individual housing discounts will be addressed in the team member’s offer letter. 8. I signed a new lease in July, will I have to sign another lease with Greystar? Once employed with Greystar, team members will be required to sign the Greystar Team Member Lease Agreement Addendum. This Agreement will be in effect until December 31, 2017. Team members are required to sign a new Lease Agreement annually at year end. 9. Will my Leasing Bonuses and/or Commissions change? No. Leasing bonuses and commissions in place as of the transaction close date will continue through year-end 2017.However, leasing bonuses and/or commissions may change in 2018 as such plans are reviewed periodically and approved by the client. GENERAL: 1. Does Greystar have a Company Intranet where I can get information about the Company? Yes. Greystar’s intranet is called the Team Member Portal. All transitioning Monogram Residential team members will have access to the Portal within 24 hours of transition. 2. Will the property’s software change? Yes, we will utilize Real Page One-Site and Yieldstar for Monogram properties. We are working with a transition team to develop a plan for software migration and team member training. 3. How do I order new business cards? Is there a prescribed look and feel? The Transition Team will coordinate the ordering of new business cards, reflecting team members’ new titles, email addresses and contact information for corporate team members transitioning to new office locations. 4. What should I do about letterhead until the new letterhead is available? New letterhead should be ordered for each site once old stock has been used up. Information will be provided on how to order new letterhead following the transition. Please contact your Regional Property Manager (RPM) if you have questions. 5. I wear Monogram Partners ID badge and/or branded shirt to work. Do I continue to wear this, or will there be new Greystar badges and team gear? Office Team Members: All office team members are expected to dress in professional business attire during business hours. A new Greystar ID badge will be ordered for each onsite team member. Your RPM will provide further direction on ordering new team member ID badges after the transition. Service Team Members: Service Team Members will be provided with Greystar branded service uniforms on the day of transition, or soon thereafter. 5

6. Do I continue to use Monogram branded collateral materials on-site? New Greystar branded collateral materials will be ordered for each site. If new materials have not arrived by the transition date, please ask your RPM for direction. 7. Do I continue to use Monogram forms to complete and handle our on-site operations? A Transition Team will coordinate the transition of Monogram forms. In some cases, you will need to use a Greystar forms and lease paperwork immediately upon takeover. Please refer to your RPM with questions. 6

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of federal securities laws that are based on Monogram’s current expectations, estimates, forecasts and projections and are not guarantees of future performance. These statements may be impacted by a number of known and unknown risks and uncertainties, including, without limitation, risks associated with Monogram’s business strategy; Monogram’s ability to obtain future financing arrangements; estimates relating to Monogram’s future distributions; Monogram’s understanding of its competition; market trends; and projected capital expenditures. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. Factors that could cause such differences include, but are not limited to, (i) the risk that the proposed merger may not be completed in a timely manner, or at all, which may adversely affect Monogram’s business and the price of its common stock, (ii) the failure to satisfy all of the closing conditions of the proposed merger, including the adoption of the merger agreement by Monogram’s stockholders, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the proposed merger on Monogram’s business, operating results, and relationships with joint venture partners, lenders, tenants, competitors and others, (v) risks that the proposed merger may disrupt Monogram’s current plans and business operations, (vi) potential difficulties retaining employees as a result of the proposed merger, (vii) risks related to the diverting of management’s attention from Monogram’s ongoing business operations, and (viii) the outcome of any legal proceedings that have been or may be instituted against Monogram related to the merger agreement or the proposed merger. In addition, a number of other important factors could cause actual results to differ materially from the forward-looking statements contained in this communication, including important risk factors described in the Risk Factors section of Monogram’s Annual Report on Form 10-K for the year ended December 31, 2016 and in Monogram’s subsequent filings with the Securities and Exchange Commission. Forward-looking statements in this communication speak only as of the date on which such statements were made, and Monogram undertakes no obligation to update any such statements to conform to actual results or changes in its expectations.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed transaction, Monogram Residential Trust, Inc. (“Monogram”) filed a proxy statement with the SEC on August 10, 2017. Additionally, Monogram has filed and will file other relevant materials in connection with the proposed acquisition of Monogram by an affiliate of Greystar Real Estate Partners. The materials to be filed by Monogram with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Monogram on Monogram’s website at www.monogramres.com or by contacting Monogram investor relations at ir@monogramres.com. INVESTORS AND SECURITY HOLDERS OF MONOGRAM ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants

Monogram and its directors, executive officers and other persons, may be deemed to be participants in the solicitation of proxies of Monogram stockholders in connection with the proposed transaction. Information concerning the interests of Monogram’s participants in the solicitation, which may, in some cases, be different than those of Monogram’s stockholders generally, is set forth in the materials filed by Monogram with the SEC, including in Monogram’s definitive proxy statement filed with the SEC on May 1, 2017, and in the proxy statement relating to the proposed transaction filed with the SEC on August 10, 2017.